THERMON REPORTS FIRST QUARTER FISCAL 2019 RESULTS

SAN MARCOS, Texas, August 1, 2018 -- Thermon Group Holdings, Inc. (NYSE:THR) (the "Company," "Thermon," "we" or "our") today announced consolidated financial results for the first quarter ("Q1 2019") of the fiscal year ending March 31, 2019 ("Fiscal 2019").

Q1 2019 highlights, compared to the three months ended June 30, 2017 ("Q1 2018"), include:

•	Revenue of $88.9 million compared to $51.7 million, an increase of 72%

•	Fully diluted GAAP EPS was $0.09 per share compared to $0.01

•	Non-GAAP Adjusted EPS* was $0.24 per share, an increase of 200% compared to $0.08

•	Adjusted EBITDA as a percentage of revenue was 20% compared to 14%, an increase of 43%

*
Please note that the Company now presents Non-GAAP Adjusted EPS to take into account the impact of intangible amortization. See the table "Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS" for an explanation of the adjustments.

"We are extremely pleased with the strong start to our fiscal year. We experienced growth in all geographies of our business and organic revenue growth of 36% over Q1 2018. The inorganic revenue contribution of $18.8 million from Thermon Heating Systems ("THS") was also solid, especially considering the lower seasonality. In view of our first quarter financial performance, we are updating our Fiscal 2019 guidance. We now expect that our organic revenue will increase approximately 7% to 10% in Fiscal 2019 and that the Company's consolidated revenues will grow approximately 20% to 24% in Fiscal 2019," said Bruce Thames, Thermon's President and Chief Executive Officer.

During Q1 2019, the Company generated revenue of $88.9 million versus $51.7 million in Q1 2018, an increase of $37.2 million or 72%. Organic revenue was $70.1 million and revenue from THS was $18.8 million in Q1 2019. During Q1 2019, organic Greenfield and MRO/UE (facility maintenance, repair and operations and upgrade or expansion) activity accounted for 45% and 55% of revenue, respectively. Substantially all of the revenue contributed by THS would be considered MRO/UE.

Gross margin during Q1 2019 was 44.7% compared to 46.0% in Q1 2018. Gross margin was negatively impacted by a higher mix of Greenfield project revenue relative to Q1 2018.

Order and backlog levels during Q1 2019 were as follows:

•	Total orders were $73.8 million versus $55.1 million in Q1 2018

•	Organic orders were $57.2 million compared to $55.1 million in Q1 2018, an increase of $2.1 million or 4%

•	Total backlog was $144.1 million compared to $110.2 million in Q1 2018

•	Organic backlog was $115.1 million compared to $110.2 million in Q1 2018, an increase of $4.9 million or 4%

•	THS backlog was $29.0 million

Q1 2019 net income attributable to Thermon and GAAP EPS were $3.0 million and $0.09 per fully diluted common share, respectively, compared to $0.5 million and $0.01 per fully diluted common share, respectively, in Q1 2018. After taking into account certain one-time charges related to the consolidation of our operating footprint in Canada and the impact of intangible amortization related to prior acquisition activities (see table, Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS), the Company generated Adjusted Net Income in Q1 2019 of $7.8 million and Adjusted EPS of $0.24 per fully diluted common share compared to $2.6 million and $0.08 per fully diluted common share, respectively, in Q1 2018.

Adjusted EBITDA was $17.9 million in Q1 2019 as compared to $7.0 million in Q1 2018, an increase of $10.9 million or 156%.

As of June 30, 2018, the Company had $229.9 million gross outstanding debt and $31.1 million of cash representing net debt of $198.8 million. Based on the trailing twelve month Adjusted EBITDA of the combined businesses, our net debt to trailing twelve month Adjusted EBITDA ratio was 2.5 at June 30, 2018. At the time the THS acquisition closed on October 30, 2017, our net debt to trailing twelve month Adjusted EBITDA ratio was 3.4.

Outlook

We anticipate total revenue for the combined business will increase to an estimated range of $371.0 million to $384.0 million for Fiscal 2019. We expect organic revenue to grow 7% to 10% compared to Fiscal 2018. In addition, we expect THS revenue contribution between $85.0 million to $90.0 million for Fiscal 2019.

Conference Call and Webcast Information

Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer, and Jay Peterson, Chief Financial Officer, will discuss Q1 2019 results during a conference call today at 10:00 a.m. (Central Time), which will be simultaneously webcast on Thermon's investor relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 407-5976 from within the United States/Canada and (412) 902-0031 from outside of the United States/Canada. A replay will be available on Thermon's investor relations website after the conclusion of the call.

About Thermon

Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted Net Income" and "Free cash flow," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted Net Income" and "Adjusted fully diluted earnings per share (or EPS)" represents net income attributable to Thermon before costs related to the consolidation of our operating footprint in Canada, amortization of other intangible assets and the income tax effect on any non-tax adjustments, per fully-diluted common share in the case of Adjusted EPS. "Adjusted EBITDA" represents net income attributable to Thermon before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, income attributable to non-controlling interests,and costs related to the consolidation of our operating footprint in Canada. "Free cash flow" represents cash provided by operating activities less cash used for the purchase of property, plant and equipment, net of sales of rental equipment and proceeds from sales of land and buildings.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, or Adjusted Net Income. Adjusted EPS, Adjusted EBITDA and Adjusted Net Income should be considered in addition to, not as substitutes for, income from operations, net income, net income per share and other measures of financial performance reported in accordance with GAAP. We provide Free cash flow as a measure of our liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted Net Income and Free cash flow may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted Net Income, and Free cash flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income attributable to Thermon Adjusted EBITDA," "Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should" "estimate," "expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of energy, chemical processing and power generation capital investments; (iii) our ability to deliver existing orders within our backlog; (iv) our ability to bid and win new contracts; (v) competition from various other sources providing similar heat tracing and process heating products and services, or alternative technologies, to customers; (vi) changes in relevant currency exchange rates; (vii) potential liability related to our products as well as the delivery of products and services; (viii) our ability to comply with the complex and dynamic system of laws and regulations applicable to domestic and international operations; (ix) our ability to protect data and thwart potential cyber attacks; (x) our ability to continue to generate sufficient cash flow to satisfy our liquidity needs; (xi) a material disruption at any of our manufacturing facilities; (xii) our dependence on subcontractors and suppliers; (xiii) our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; (xiv) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xv) changes in costs of raw materials; (xvi) our ability to develop and market new products; (xvii) the extent to which federal, state, local, and foreign governmental regulations of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; and (xviii) other factors discussed in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2018, as filed with the Securities and Exchange Commission on June 8, 2018. Any one of these factors or a combination of these factors could materially affect our financial condition, results of operations and cash flows and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Sarah Alexander

(512) 396-5801

Investor.Relations@thermon.com

Thermon Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Selected Balance Sheet Data
(Unaudited, in Thousands except per share amounts)

	Three Months Ended	Three Months Ended
	June 30, 2018	June 30, 2017
Sales	$88,902	$51,736
Cost of sales	49,173	27,922
Gross profit	39,729	23,814
Operating expenses:
Marketing, general and administrative and engineering	24,708	18,532
Stock compensation expense	1,004	785
Amortization of intangible assets	5,777	2,939
Income from operations	8,240	1,558
Interest income and expense, net	(3,209)	(560)
Debt cost amortization	(318)	(89)
Interest expense, net	(3,527)	(649)

Other expense	(118)	32
Income before provision for taxes	4,595	941
Income tax expense	1,217	227
Net income	3,378	714

Income attributable to non-controlling interests	336	235
Net income attributable to Thermon	$3,042	$479

Net income per common share:
Basic income per share	$0.09	$0.01
Diluted income per share	$0.09	$0.01
Weighted-average shares used in computing net income per common share:
Basic common shares	32,501	32,370
Fully-diluted common shares	32,936	32,861

	June 30, 2018 (unaudited)	March 31, 2018
Cash	$31,118	$33,879
Total debt	229,825	225,000
Total equity	336,439	340,853

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income attributable to Thermon to Adjusted EBITDA
(Unaudited, in Thousands)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017
GAAP net income attributable to Thermon	$3,042	$479
Interest expense, net	3,527	649
Income tax expense	1,217	227
Depreciation and amortization expense	8,057	4,652
EBITDA (non-GAAP)	$15,843	$6,007
Stock compensation expense	1,004	785
Consolidation of operating footprint in Canada	757	—
Income attributable to non-controlling interests	336	235
Adjusted EBITDA (non-GAAP)	$17,940	$7,027

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS
(Unaudited, in Thousands except per share amounts)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Adjustment to:
GAAP net income attributable to Thermon	$3,042	$479
Consolidation of operating footprint in Canada	757	—	Operating expense
Amortization of intangible assets	5,777	2,939	Intangible amortization
Tax effect of adjustments	(1,731)	(794)
Adjusted net income (non-GAAP)*	$7,845	$2,624

Adjusted-fully diluted earnings per common share (non-GAAP)*	$0.24	$0.08

Fully-diluted common shares	32,936	32,861

*
Please note that the Company now presents Non-GAAP Adjusted Net Income and Non-GAAP Adjusted EPS to take into account the impact of intangible amortization. The impact of amortization (net of tax) to Non-GAAP Adjusted EPS was $0.13 and $0.07 per share in Q1 2019 and Q1 2018, respectively.

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Cash provided by Operating Activities to Free Cash Flow
(Unaudited, in Thousands)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017
Cash (used in) provided by operating activities	$(4,222)	$5,501
Less: Cash used for purchases of property, plant and equipment	(2,866)	(1,805)
Plus: Sale of rental equipment	81	4
Plus: Proceeds from sales of land and buildings	—	8
Free cash flow (used) provided (non-GAAP)	$(7,007)	$3,708